Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
QAD Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-96065 and 333-198779) on Form S-3 and (Nos. 333-35367, 333-48381, 333-66610, 333-137417, 333-160125, and 333-212435) on Form S-8 of QAD Inc. of our report dated April 16, 2019, with respect to the consolidated balance sheets of QAD Inc. and subsidiaries as of January 31, 2019 and 2018, the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended January 31, 2019 and the related notes and financial statement schedule II (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of January 31, 2019, which report appears in the January 31, 2019 annual report on Form 10-K of QAD Inc.

The audit report covering the January 31, 2019 consolidated financial statements refers to a change in the method of accounting for the recognition of revenue effective February 1, 2018 due to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.

/s/ KPMG LLP

Los Angeles, California
April 16, 2019